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               [GLENBOROUGH REALTY TRUST INCORPORATED LETTERHEAD]

                                                           FOR IMMEDIATE RELEASE

     CONTACTS:      Robert Batinovich, Chairman and CEO
                    Andrew Batinovich, President and COO
                    Stephen R. Saul, Executive Vice President and CFO
                    Janet Nelson, Vice president, Shareholder Services
                    Phone: 650.343.9300 Fax: 650.343.8379


       GLENBOROUGH REALTY TRUST INCORPORATED'S BOARD OF DIRECTORS ELECTS
                            STOCKHOLDER RIGHTS PLAN

SAN MATEO, CALIFORNIA, July 8, 1998--Glenborough Realty Trust Incorporated (NYSE:GLB, GLB PrA), a diversified real estate investment trust, announced today that the Board of Directors elected to implement a Stockholder Rights Plan.

To implement the plan, the Board of Directors has declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Glenborough Realty Trust Incorporated common stock. The Rights, which have a ten year life, will become exercisable, among other events, if more than 15% of the Company's outstanding common stock is acquired by any person or group or if a tender offer to purchase more than 15% of the Company's stock is made by any person or group, subject to limited exceptions. The Rights are intended to enable all stockholders to realize the long-term value of their investment in the Company. The rights dividend distribution will be paid to stockholders of record as of July 20, 1998. The Rights may be redeemed by Glenborough at any time until ten days following the first public announcement that an acquirer has acquired the level of ownership that "triggers" the Rights Plan. The Rights extend for ten years and will expire on July 20, 2008.

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Glenborough Realty Trust Incorporated
July 8, 1998
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The stockholder rights plan is not being adopted in response to any current merger or acquisition activity but is intended to provide the Board with sufficient time to consider any and all alternatives under such circumstances

Glenborough is a self-administered and self-managed REIT with a diversified portfolio of 189 properties including, office, office/flex, industrial, multifamily and retail properties. In addition, an Associated Company controls similarly diversified portfolios comprising 41 properties. Combined, the portfolios encompass approximately 29 million square feet in 36 metropolitan markets in 24 states.


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